As Filed with the Securities and Exchange Commission on February 25, 2005

Registration No.: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXESSTEL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	91-1982205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6815 Flanders Drive, Suite 210 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

2001 STOCK OPTION PLAN

SEPTEMBER 2002 STOCK OPTION PLAN

MARCH 2003 STOCK OPTION PLAN

SEPTEMBER 2003 STOCK OPTION PLAN

2004 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Mike HP Kwon

Chief Executive Officer

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

(Name and Address of Agent For Service)

(858) 625-2100

(Telephone Number, Including Area Code, for Agent For Service)

Copy to:

John J. Hentrich, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,367,719 shares	$0.07 - $4.35 (2)	$5,112,949 (2)	$601.79
Common Stock, par value $0.0001 per share	3,722,607 shares (3)	$4.38 (4)	$16,305,018 (4)	$1,919.10

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended, based upon the respective exercise prices per share, as set forth in the following table:

Type of Shares	Number of Shares	Exercise Price Per Share ($)	Maximum Aggregate Offering Price ($)
Shares subject to outstanding stock options issued under the 2001 Stock Option Plan	259,438	0.07	18,160.66
	750,379	0.26	195,098.54
Shares subject to outstanding stock options issued under the September 2002 Stock Option Plan	603,442	0.60	362,065.20
	11,500	1.05	12,075.00
	16,000	1.30	20,800.00
	1,667	1.50	2,500.50
	8,000	1.53	12,240.00
	63,667	2.00	127,334.00
	4,000	2.20	8,800.00
	1,500	2.25	3,375.00
	5,000	2.30	11,500.00
	2,500	2.70	6,750.00
	40,000	3.00	120,000.00
	20,000	3.01	60,200.00
	10,000	3.15	31,500.00
	4,000	3.30	13,200.00
	1,875	3.50	6,562.50
	10,000	3.95	39,500.00
	30,000	4.00	120,000.00
	2,000	4.07	8,140.00
	2,000	4.20	8,400.00
	6,000	4.25	25,500.00
	2,000	4.35	8,700.00
Shares subject to outstanding stock options issued under the March 2003 Stock Option Plan	165,000	1.30	214,500.00
	42,917	1.80	77,250.60
	87,500	2.09	182,875.00
	416,667	2.50	1,041,667.50
	3,667	2.90	10,634.30
	8,000	3.60	28,800.00
Shares subject to outstanding stock options issued under the September 2003 Stock Option Plan	200,000	2.15	430,000.00
	50,000	2.25	112,500.00
	150,000	2.84	426,000.00
	11,000	3.00	33,000.00
	4,000	3.01	12,040.00
	10,000	4.00	40,000.00
	13,000	4.01	52,130.00
	4,000	4.35	17,400.00
Shares subject to outstanding stock options issued under the 2004 Equity Incentive Plan	147,000	3.25	477,750.00
	100,000	3.45	345,000.00
	100,000	3.89	389,000.00
TOTAL	3,367,719		$5,112,948.80

(3)	Includes 1,472,607 shares of our common stock currently reserved for issuance under the Axesstel, Inc. 2004 Equity Incentive Plan, which we refer to as the 2004 Plan, which are not currently subject to outstanding stock options, plus an additional 2,250,000 shares of common stock in the aggregate that may become reserved for issuance under the 2004 Plan on January 1 of 2006, 2007 and 2008 pursuant to a provision of the 2004 Plan which provides for an automatic annual increase in the number of shares available for issuance under the 2004 Plan by an amount equal to the lesser of (i) 3% of the total number of shares of common stock that are then outstanding, (ii) 750,000 shares, and (iii) a number determined by our board of directors.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the American Stock Exchange on February 22, 2005.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the following securities:

•	1,009,817 shares of common stock which may be issued pursuant to issued and outstanding options awarded under the 2001 Stock Option Plan which we adopted in connection with our corporate combination with Axesstel, Inc., a California corporation, in August 2002.

•	442,000 shares of common stock which may be issued pursuant to issued and outstanding options awarded under the September 2003 Stock Option Plan adopted by our board of directors on September 29, 2003, or to the extent the underlying options terminate without being exercised, to become available and reserved for issuance under the Axesstel, Inc. 2004 Equity Incentive Plan, which we refer to as the 2004 Plan.

•	723,751 shares of common stock which may be issued pursuant to issued and outstanding options awarded under the March 2003 Stock Option Plan adopted by our board of directors on March 5, 2003, or to the extent the underlying options terminate without being exercised, to become available and reserved for issuance under the 2004 Plan.

•	845,151 shares of common stock which may be issued pursuant to issued and outstanding options awarded under the September 2002 Stock Option Plan adopted by our board of directors on September 16, 2002, or to the extent the underlying options terminate without being exercised, to become available and reserved for issuance under the 2004 Plan.

•	Up to 3,830,509 shares of our common stock that may be issued pursuant to our 2004 Plan, comprised of

•	1,819,607 shares of our common stock reserved for awards granted or to be granted under the 2004 Plan; and

•	up to 2,010,902 shares of our common stock currently reserved for issuance upon the exercise of outstanding options awarded under the September 2002, March 2003 and September 2003 Stock Option Plans but which will become reserved for awards to be granted under the 2004 Plan to the extent those outstanding options expire or otherwise become unexercisable (as noted in the three preceding paragraphs).

•	2,250,000 shares of common stock that may become reserved for issuance under the 2004 Plan on January 1 of 2006, 2007 and 2008 pursuant to a provision of the 2004 Plan which provides for an automatic annual increase in the number of shares available for issuance under the 2004 Plan by an amount equal to the lesser of (i) 3% of the total number of shares of common stock that are then outstanding, (ii) 750,000 shares, and (iii) a number determined by our board of directors.

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. Document(s) containing the information required by Part I of this Registration Statement will be sent or given to participants in the plan subject to this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933. Such document(s) are not filed with the SEC pursuant to Rule 424 under the Securities Act. Such document(s) and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)	Our annual report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the SEC on February 4, 2005.

(b)	Our current reports on Form 8-K filed on January 12, 2005, January 28, 2005 (as amended February 1, 2005), February 7, 2005, February 10, 2005 (as amended February 22, 2005) and February 22, 2005.

(c)	The description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on April 28, 2004.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 78.7502 of the Nevada Revised Statutes, our Articles of Incorporation provide that we shall indemnify each person who is or was or who had agreed to become one of our directors or officers to the full extent permitted by the Nevada Revised Statutes or any other applicable laws. Consequently, our directors and officers generally will not be personally liable to us or our stockholders for monetary damages unless:

•	The director’s or officer’s act or failure to act constitutes a breach of his fiduciary duties as a director or officer and his breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

•	The director or officer does not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation also provide that no amendment or repeal of the Articles of Incorporation shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

Our Bylaws provide that we shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s legal representative was or is one of our (or any of our predecessors) directors or officers or serves or served any other enterprise as a director or officer at our or our predecessor’s request. Our Bylaws also provide that we must pay the expenses that any of our officers or directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification by us. Our Bylaws also provide that we may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Articles of Incorporation.

We have entered into and expect to continue to enter into indemnification agreements with certain of our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The indemnification agreements also provide for partial indemnification for a portion of expenses incurred by a director or officer even if the director or officer is not entitled to indemnification for the total amount. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We currently maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was a director, officer, employee or other agent of the Company or is or was serving at our request as a director, officer, employee or agent of another entity regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document
4.1	Specimen Common Stock Certificate (1)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
23.2	Consent of Gumbiner Savett Inc.
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	2004 Equity Incentive Plan (2)
99.2	Form of Stock Option Agreement (2004 Equity Incentive Plan) (3)
99.3	Form of Stock Award Agreement (2004 Equity Incentive Plan) (4)
99.4	Form Notice of Grant of Stock Option (September 2002 Stock Option Plan, March 2003 Stock Option Plan and September 2003 Stock Option Plan) (5)
99.5	Form Stock Option Agreement (September 2002 Stock Option Plan, March 2003 Stock Option Plan and September 2003 Stock Option Plan) (6)
99.6	2001 Stock Option Plan (7)
99.7	Form Notice of Grant of Stock Option (2001 Stock Option Plan) (8)
99.8	Form of Stock Option Agreement (2001 Stock Option Plan) (9)

(1) Incorporated by reference to Exhibit 4.1 to the Form SB-2/A, File No. 333-119760, dated February 4, 2005.

(2) Incorporated by reference to Exhibit 10.42 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(3) Incorporated by reference to Exhibit 99.3 of the Form 8-K filed on January 12, 2005.

(4) Incorporated by reference to Exhibit 99.4 of the Form 8-K filed on January 12, 2005.

(5) Incorporated by reference to Exhibit 10.39 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(6) Incorporated by reference to Exhibit 10.40 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(7) Incorporated by reference to Exhibit 10.36 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(8) Incorporated by reference to Exhibit 10.37 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(9) Incorporated by reference to Exhibit 10.38 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 25th day of February, 2005.

AXESSTEL, INC.

By:	/s/ MIKE HP KWON
Mike HP Kwon Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below here-by constitutes and appoints Mike HP Kwon and David Morash, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of Axesstel, Inc.), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ MIKE HP KWON Mike HP Kwon	Chairman of the Board (director) and Chief Executive Officer (Principal Executive Officer)	February 25, 2005

/s/ DAVID MORASH David Morash	President, Chief Operating Officer and Acting Chief Financial Officer and director (Principal Financial Officer and Principal Accounting Officer)	February 25, 2005

Lixin Cheng	Director	February __, 2005

/s/ JAI BHAGAT Jai Bhagat	Director	February 18, 2005

/s/ HARRY CASARI Harry Casari	Director	February 25, 2005

/s/ HAYDN HSIEH Haydn Hsieh	Director	February 22, 2005

/s/ ÅKE PERSSON Åke Persson	Director	February 18, 2005

Eric Schultz	Director	February __, 2005

Seung Taik Yang	Director	February __, 2005

INDEX OF EXHIBITS

Exhibit Number	Description of Document
4.1	Specimen Common Stock Certificate (1)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
23.2	Consent of Gumbiner Savett Inc.
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	2004 Equity Incentive Plan (2)
99.2	Form of Stock Option Agreement (2004 Equity Incentive Plan) (3)
99.3	Form of Stock Award Agreement (2004 Equity Incentive Plan) (4)
99.4	Form Notice of Grant of Stock Option (September 2002 Stock Option Plan, March 2003 Stock Option Plan and September 2003 Stock Option Plan) (5)
99.5	Form Stock Option Agreement (September 2002 Stock Option Plan, March 2003 Stock Option Plan and September 2003 Stock Option Plan) (6)
99.6	2001 Stock Option Plan (7)
99.7	Form Notice of Grant of Stock Option (2001 Stock Option Plan) (8)
99.8	Form of Stock Option Agreement (2001 Stock Option Plan) (9)

(1) Incorporated by reference to Exhibit 4.1 to the Form SB-2/A, File No. 333-119760, dated February 4, 2005.

(2) Incorporated by reference to Exhibit 10.42 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(3) Incorporated by reference to Exhibit 99.3 of the Form 8-K filed on January 12, 2005.

(4) Incorporated by reference to Exhibit 99.4 of the Form 8-K filed on January 12, 2005.

(5) Incorporated by reference to Exhibit 10.39 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(6) Incorporated by reference to Exhibit 10.40 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(7) Incorporated by reference to Exhibit 10.36 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(8) Incorporated by reference to Exhibit 10.37 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.

(9) Incorporated by reference to Exhibit 10.38 to the Form SB-2/A, File No. 333-119760, dated October 29, 2004.